Exhibit 99.1
Pacific Asia Petroleum, Inc.  Signs Agreement on Enhanced Oil Recovery and Production and Related Technology Acquisition and Provides Update on its Coal Bed Methane and Tight Gas Sand Operations

FOR RELEASE: FRIDAY, May 15, 2009; 1:00PM Eastern Time

Hartsdale, New York, May 15:  Pacific Asia Petroleum, Inc. (PFAP.OB), a U.S.  publicly traded company, announced today that its wholly-owned Hong Kong subsidiary, Pacific Asia Petroleum Energy Limited (“PAPE”), entered into an agreement on enhanced oil recovery and production (“Agreement”) with Mr. Li Xiangdong (“LXD”) and Mr. Ho Chi Kong (“HCK”), superseding in full that certain Amended and Restated Agreement on Cooperation, dated February 27, 2009, entered into by and among the Company, LXD, HCK and Well Lead Group Limited (the “AOC”), which AOC was terminated by the parties effective May 13, 2009.

The Agreement covers substantially the same transaction as contemplated under the AOC, except with the inclusion of 2 additional enhanced oil recovery oilfield projects in the Fulaerjiqu Oilfield in Qiqihar City, the Heilongjiang Province in the People’s Republic of China (the “Fulaerijqu Oilfield”).

The Agreement also significantly reduces the Company’s acquisition costs and ties its cash payments and Company stock issuances to LXD and HCK to the achievement of milestones, including production milestones.

Pursuant to the Agreement, the parties have agreed to form a Chinese joint venture company (the “CJVC”), to be 75.5% owned by PAPE and 24.5% owned by LXD.

LXD will assign to CJVC six pending patents and related rights related to chemical enhanced oil recovery (the “LXD Patents”).  Upon formation of the CJVC, PAPE will provide HCK with a 30% ownership of PAPE, with the Company retaining a 70% ownership of PAPE.  The Agreement also provides that HCK will work to assign to the CJVC two contracts relating to oilfield projects in the Fulaerjiqu Oilfield, each delivering to the CJVC a significant percentage of the oil produced using the technology covered by the LXD Patents.  According to the Qiqihar City branch of the Chinese Ministry of Land and Resources, the Fulaerjiqu Oilfield contains an estimated 115,000,000 barrels of Original Oil In Place (“OOIP”), of which only 510,000 barrels of cumulative oil have been produced to date.

In addition, LXD shall provide to the CJVC research and development services, training, and assistance in promoting certain other opportunities developed by him that target the application of the technology embodied in the LXD Patents, including assistance with entering into a contract with respect to the Liaohe Oilfield (the “Liaohe Contract”), and helping to develop projects in both the Shandong Province and the Xinjiang autonomous region of the People’s Republic of China for the provision and application of technology and chemicals developed by LXD.

For additional information relating to the Agreement, please see the Company’s Form 8-K filed on May 15, 2009.

Commenting on the new agreement, Frank C. Ingriselli, President & CEO of Pacific Asia Petroleum, said:  “We are excited about this opportunity to acquire this enhanced oil recovery technology which has already been successfully tested on hundreds of wells, and to expand the scope of our previous agreement with Well Lead to include the acquisition of additional oilfield projects.  We believe that this type of venture that provides minimal cash exposure, and ties such exposure to successful production milestones, and provides the potential for immediate cash flow, is the right way to go for Pacific Asia Petroleum. The addition of 2 more oilfields on which to utilize this newly acquired technology to enhance production and the ability to apply the same in fields throughout all of China (and elsewhere in Asia) is anticipated to provide tremendous upside for our Company.  These are the type of ventures that we believe fit well into our development strategy and will help to deliver on our Company’s business plan and grow shareholder value.

Coal Bed Methane Update

The Company is also pleased to announce, as recently disclosed in its Quarterly Report on Form 10-K for the three-month period ended March 31, 2009, that it has completed the shooting of 162 kilometers of seismic on its 100% owned and operated Zijinshan coal bed methane and tight gas sand asset (the “Zijinshan Asset”).  This seismic data has already been processed and is currently being interpreted.  Once the seismic interpretation is complete and geological models are updated, potential well locations will be identified. In the meantime, an environmental impact assessment study is underway, and will be completed prior to locating and drilling the first well, which the Company anticipates will be drilled in the 2nd half of 2009.

The Zijinshan Asset was awarded in 2008 to the Company’s wholly owned Hong Kong subsidiary, Pacific Asia Petroleum Ltd (“PAPL”), pursuant to a Production Sharing Contract, and the Company was later approved as Operator of the Zijinshan Asset by the Chinese Ministry of Commerce. The Zijinshan Asset covers an area of 175,000 acres and is located in the Ordos Basin in the Shanxi Province of China. The Ordos Basin is the second largest petroleum-bearing basin in China and contains one of the largest known reserves of gas in China. To the immediate west of the Zijinshan block are discovered and commercialized gas fields estimated by China United Coal Bed Methane Comoany (“CUCBM”) to contain gas resources of approximately 50 trillion cubic feet of gas (50 TCF). Based on seismic studies and drilling previously done on the Zijinshan Asset, it is estimated by CUCBM that the Zijinshan Asset has potential gross gas resources in excess of 3.8 TCF. The Zijinshan block is also in close proximity to the major West-East gas pipeline and the Ordos-Beijing Pipeline, which link the gas reserves in China’s western provinces to the markets of the Yangtze River Delta, including Shanghai and Beijing.

The Company is also currently engaged in discussions with CUCBM and China National Petroleum Corporation (“CNPC”) regarding the Company’s potential entry into production sharing contracts with CUCBM and CNPC with respect to both a tight gas sand asset previously under review by the Company and the Baode area asset which was previously the subject of the Company’s recently terminated asset transfer agreements. Pacific Asia Petroleum is also in advanced discussions with several third parties to contribute their CBM assets (and cash) to PAPL. While the Asset Transfer Agreements with ChevronTexaco China Energy Company and with BHP Billiton World Exploration Inc. were terminated (see the Company’s 8-K filed today), the Company is hopeful that its discussions with CUCBM and CNPC will enable the Company to acquire both a tight gas sand asset previously under review by the Company and to also re-acquire rights to the Baode area from the Chinese Government under new production sharing agreements. These assets would also be contributed to PAPL.

Commenting on the Company’s activities in CBM and tight gas sand, Mr. Ingriselli said:  “We believe that the current work being done on our Zijinshan Asset, and the wells we plan to drill in the near future on that asset will add significant value to the Company. When combined with possible new acquisitions to be contributed by third parties to our wholly owned PAPL company, along with the infusion of cash by such third parties, will create an entity that will have the ability to bring early commercialization of the methane gas assets and take advantage of the growth that China has planned for the gas markets in the country, and the enhanced fiscal terms that have been provided.”

For more information on the Pacific Asia Petroleum, visit our website (www.papetroleum.com), and also listen to an update to be provided by the Frank Ingriselli on a radio interview to take place on Monday morning, May 18, 2009. The radio broadcast will be archived on the Company’s website.

About Pacific Asia Petroleum, Inc.

Pacific Asia Petroleum, Inc. is engaged in the business of oil and gas exploration, development, production and distribution in Asia and the Pacific Rim countries, with a specific focus on developing a broad range of energy opportunities, including clean and environmentally friendly natural gas ventures, in China.  The company’s executive offices are located in Hartsdale, New York, and the company also has offices located in Beijing, China and California.

Media Contact:

Pacific Asia Petroleum, Inc.
Bonnie Tang
bonnietang@papetroleum.com

250 East Hartsdale Ave.
Hartsdale, NY 10530
(914) 472-6070
www.papetroleum.com

Investor Relations Contact:

Liviakis Financial Communications, Inc
John Liviakis
(415) 389-4670
John@Liviakis.com
www.liviakis.com
655 Redwood Hwy, Suite 395
Mill Valley, CA 94941

Cautionary Statement Relevant to Forward-Looking Information.

Some of the items discussed in this press release are forward-looking statements about Pacific Asia’s activities in the People’s Republic of China. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. The statements are based upon management’s current expectations, estimates and projections; are not guarantees of future performance; and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Among the factors that could cause actual results to differ materially are changes in prices of, demand for and supply of crude oil and natural gas; actions of competitors; results of additional testing; timely development of the field; the potential disruption or interruption of testing and development activities due to accidents, political events, civil unrest, or severe weather; government-mandated restrictions on scope of company operations; general economic and political conditions; the company’s ability to successfully consummate the contemplated acquisitions on terms and conditions satisfactory to the company, obtain required government approvals, and to successfully integrate the acquired entities and operations into the company’s business; and other risks described in the company’s filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Pacific Asia undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.